Exhibit 1.1
EXECUTION COPY
Human Genome Sciences, Inc.
3.00% Convertible Senior Notes due 2018
Underwriting Agreement
November 2, 2011
Citigroup Global Markets Inc.
388 Greenwich Street
New York, NY 10013
Ladies and Gentlemen:
Human Genome Sciences, Inc., a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell to the Citigroup Global Markets Inc. (the “Underwriter”) an aggregate of $430,000,000 principal amount (the “Firm Securities”) of its 3.00% Convertible Senior Notes due 2018 (the “Notes”), which are convertible into shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), and at the election of the Underwriter, up to an aggregate of $64,500,000 in additional aggregate principal amount of Notes (the “Optional Securities”)(the Firm Securities and the Optional Securities which the Underwriter elects to purchase pursuant to Section 2 hereof are herein collectively called the “Securities”). The Securities will be issued pursuant to an indenture, dated as of November 7, 2011, by and between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by a Supplemental Indenture, dated as of November 7, 2011 (collectively, the “Indenture”).
This Agreement, the Securities and the Indenture are collectively referred to herein as the “Note Documents.”

1. The Company represents and warrants to, and agrees with, the Underwriter that:
(a) An “automatic shelf registration statement” as defined under Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”) on Form S-3 (File No. 333-162731) in respect of the Securities and shares of Common Stock issuable upon conversion thereof has been filed with the Securities and Exchange Commission (the “Commission”) not earlier than three years prior to the date hereof; such registration statement, and any post-effective amendment thereto, became effective on filing; and no stop order suspending the effectiveness of such registration statement or any part thereof has been issued and no proceeding for that purpose has been initiated or threatened by the Commission, and no notice of objection of the Commission to the use of such registration statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Securities Act has been received by the Company (the base prospectus filed as part of such registration statement, in the form in which it has most recently been filed with the Commission on or prior to the date of this Agreement, is hereinafter called the “Basic Prospectus”; any preliminary prospectus (including any preliminary prospectus supplement) relating to the Securities filed with the Commission pursuant to Rule 424(b) under the Securities Act is hereinafter called a “Preliminary Prospectus”; the various parts of such registration statement, including all exhibits thereto but excluding Form T-1 and including any prospectus supplement relating to the Securities that is filed with the Commission and deemed by virtue of Rule 430B under the Securities Act to be part of such registration statement, each as amended at the time such part of the registration statement became effective, are hereinafter collectively called the “Registration Statement”; the Basic Prospectus, as amended and supplemented immediately prior to the Applicable Time (as defined in Section 1(c) hereof), is hereinafter called the “Pricing Prospectus”; the form of the final prospectus relating to the Securities filed with the Commission pursuant to Rule 424(b) under the Securities Act in accordance with Section 5(a) hereof is hereinafter called the “Prospectus”; any reference herein to the Basic Prospectus, the Pricing Prospectus, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act, as of the date of such prospectus; any reference to any amendment or supplement to the Basic Prospectus, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include any post-effective amendment to the Registration Statement, any prospectus supplement relating to the Securities filed with the Commission pursuant to Rule 424(b) under the Securities Act and any documents filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and incorporated therein, in each case after the date of the Basic Prospectus, such Preliminary Prospectus, or the Prospectus, as the case may be; any reference to any amendment to the Registration Statement shall be deemed to refer to and include any annual report of the Company filed pursuant to Section 13(a) or 15(d) of the Exchange Act after the effective date of the Registration Statement that is incorporated by reference in the Registration Statement; and any “issuer free writing prospectus” as defined in Rule 433 under the Securities Act relating to the Securities is hereinafter called an “Issuer Free Writing Prospectus”).
(b) No order preventing or suspending the use of the Basic Prospectus, any Preliminary Prospectus or any Issuer Free Writing Prospectus has been issued by the Commission, and the Basic Prospectus and each Preliminary Prospectus, at the time of filing thereof, conformed in all material respects to the requirements of the Securities Act and the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) and the rules and regulations of the Commission thereunder, and did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by the Underwriter expressly for use therein.

(c) For the purposes of this Agreement, the “Applicable Time” is 9:55 a.m. (Eastern time) on the date of this Agreement; the Pricing Prospectus as supplemented by the final term sheet in the form attached as Schedule III hereto (the “Final Term Sheet”), prepared and filed pursuant to Section 5(a) hereof, taken together (collectively, the “Pricing Disclosure Package”) as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each Issuer Free Writing Prospectus listed on Schedule II(a) hereto does not conflict with the information contained in the Registration Statement, the Pricing Prospectus or the Prospectus and each such Issuer Free Writing Prospectus, as supplemented by and taken together with the Pricing Disclosure Package as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to statements or omissions made in the Pricing Disclosure Package or any listed Issuer Free Writing Prospectus in reliance upon and in conformity with information furnished in writing to the Company by the Underwriter expressly for use therein.
(d) A) (i) At the time of filing the Registration Statement and (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), the Company was a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act; and (B) at the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) under the Securities Act) of the Securities, the Company was not an “ineligible issuer” as defined in Rule 405 under the Securities Act;
(e) The documents incorporated by reference in the Registration Statement, the Pricing Disclosure Package or the Prospectus, when such incorporated documents became effective or were filed with the Commission, as the case may be, conformed in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder, and none of such incorporated documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference in the Registration Statement, the Pricing Disclosure Package, the Prospectus or any further amendment or supplement thereto, when such documents become effective or are filed with the Commission, as the case may be, will conform in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and no such documents were filed with the Commission since the Commission’s close of business on the business day immediately prior to the date of this Agreement and prior to the execution of this Agreement, except as set forth on Schedule II(b) hereto.

(f) The Registration Statement and Pricing Prospectus conform, and the Pricing Disclosure Package and the Prospectus and any further amendments or supplements to the Registration Statement and the Prospectus will conform, in all material respects to the requirements of the Securities Act and the Trust Indenture Act, as applicable and the rules and regulations of the Commission thereunder and do not and will not, as of the applicable effective date and each Time of Delivery (as defined below) as to each part of the Registration Statement, as of the Applicable Time in the case of the Pricing Disclosure Package, as of its date and each Time of Delivery, in the case of the Prospectus and as of the applicable filing date in the case of any amendment or supplement thereto, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by the Underwriter expressly for use therein.
(g) Neither the Company nor any of its subsidiaries has sustained since the date of the latest audited financial statements included or incorporated by reference in the Pricing Prospectus, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Pricing Disclosure Package; and since the respective dates as of which information is given in the Registration Statement and the Pricing Disclosure Package, there has not been (w) any material change in the capital stock of the Company or any of its subsidiaries (other than issuances or other transfers of capital stock in the ordinary course of business pursuant to the Company’s employee benefit plans or stock repurchases made in connection with stock repurchase plans), (x) any material increase in the long-term debt of the Company and its subsidiaries, (y) since the date of the latest audited financial statements included in the Pricing Disclosure Package, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or other), business, business prospects, properties or results of operations of the Company or (z) any dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.
(h) The Company has been duly incorporated and is existing as a corporation in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to own, lease and operate its properties and conduct its business as described in the Pricing Disclosure Package and the Prospectus; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to so qualify or to be in good standing would not or could not reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, business prospects, properties or results of operations of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”).

(i) Each subsidiary of the Company has been duly organized and is validly existing as a corporation or other entity in good standing under the laws of the jurisdiction of its incorporation or organization, has corporate or other power and authority to own, lease and operate its properties and to conduct its business as described in the Pricing Disclosure Package, and the Prospectus and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not or could not reasonably be expected to have a Material Adverse Effect.
(j) This Agreement has been duly authorized, executed and delivered by the Company.
(k) The Company has an authorized capitalization as set forth in the Pricing Disclosure Package and the Prospectus and all of the issued shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; the shares of Common Stock initially issuable upon conversion of the Securities have been duly and validly authorized and reserved for issuance and, when issued and delivered in accordance with the provisions of the Securities and the Indenture referred to below, will be duly and validly issued, fully paid and non-assessable and will conform to the description of the Common Stock contained in the Pricing Disclosure Package and the Prospectus; and all of the issued shares of capital stock of each subsidiary of the Company have been duly authorized and validly issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims (“Liens”). None of the shares of capital stock of the Company or its subsidiaries were issued in violation of preemptive or other similar rights of any securityholder. The stockholders of the Company have no preemptive rights with respect to the Securities or the shares of Common Stock initially issuable upon conversion of the Securities.
(l) The Company (i) has the requisite corporate power and authority to execute and deliver this Agreement and the other Note Documents to which it is a party and to perform its obligations hereunder and thereunder; (ii) has full corporate power and authority to authorize, issue and sell the Securities and the shares of Common Stock initially issuable upon conversion of the Securities as contemplated by this Agreement and the Indenture; and (iii) has duly taken all necessary corporate action to authorize the issuance, offering and sale of the Securities and the shares of Common Stock initially issuable upon conversion of the Securities, the execution, delivery and performance of this Agreement and the other Note Documents to which it is a party and the compliance with the provisions hereof and thereof and the consummation of the transactions contemplated hereby and thereby.

(m) The Securities have been duly authorized and, when issued and delivered by the Company pursuant to this Agreement and authenticated in the manner provided in the Indenture and delivered against payment of the purchase price therefor and in accordance with this Agreement, will have been duly executed, authenticated, issued and delivered and will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits provided by the Indenture; the Indenture has been duly authorized and duly qualified under the Trust Indenture Act and, when executed and delivered by the Company and the Trustee, will constitute a valid and legally binding instrument, enforceable against the Company in accordance with its terms, subject, in the case of each of the Securities and the Indenture, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles; the Securities and the Indenture will conform in all material respects to the descriptions thereof in the Pricing Disclosure Package and the Prospectus; and the Indenture will conform in all material respects to the requirements of the Trust Indenture Act and the regulations of the Commission applicable to an indenture that is qualified thereunder;
(n) The statements set forth in the Pricing Disclosure Package and Prospectus, under the captions “Description of Notes” and “Description of Capital Stock”, under the caption “Material United States Federal Income Tax Considerations” and under the caption “Underwriting”, insofar as they are descriptions of the Securities, the Common Stock, contracts, agreements or other legal documents or describe the applicable statutes, rules and regulations, constitute an accurate summary of the matters set forth therein in all material respects.
(o) The Company is not and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof, will not be an “investment company”, as such term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).
(p) No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the offering and sale of the Securities, for the execution, delivery and performance by the Company of the Note Documents or in connection with the transactions contemplated by this Agreement or the Indenture, except such as may be required under the blue sky laws of any jurisdiction in connection with the transactions contemplated by this Agreement and the Indenture.
(q) (i) The offering, issue and sale of the Securities and the compliance by the Company with all of the provisions of the Note Documents to which it is a party and the consummation of the transactions therein contemplated will not, and (ii) compliance with the terms and provisions hereof will not result in a breach of, violation of or imposition of any Lien upon any material property or assets of the Company or any of its subsidiaries pursuant to, any of the terms and provisions of, or constitute a default under, any statute, any rule, regulation or order of any governmental agency or body or any court or other authority, domestic or foreign, having jurisdiction over the Company, or any of its subsidiaries, or any of their properties, or any material agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the material properties of the Company or any of its subsidiaries is subject, or the certificate of incorporation or by-laws of the Company or any of its subsidiaries.

(r) The financial statements and schedules incorporated by reference in the Pricing Disclosure Package and the Prospectus, and the Registration Statement present fairly the financial position of the Company and its subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, comply as to form in all material respects with the applicable accounting requirements of the Securities Act and such financial statements have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis (“U.S. GAAP”).
(s) Except as disclosed in the Pricing Disclosure Package and the Prospectus, there are no pending actions, suits or proceedings against or affecting the Company or any of its properties that, if determined adversely to the Company, would individually or in the aggregate, have a Material Adverse Effect or would materially and adversely affect the ability of the Company to perform its obligations under this Agreement; and no such actions, suits or proceedings are, to the Company’s knowledge, threatened or contemplated.
(t) No labor disputes with the employees of the Company or any of its subsidiaries exist or, to the knowledge of the Company, are imminent that would have a Material Adverse Effect.
(u) Neither the Company nor any subsidiary is in violation or default of (i) any provision of its certificate of incorporation or by-laws, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority applicable to or having jurisdiction over the Company or such subsidiary or any of its properties, as applicable, which violation or default would, in the case of clauses (ii) and (iii) above, either individually or in the aggregate with all other violations and defaults referred to in this paragraph, reasonably be expected to result in a Material Adverse Effect.
(v) The clinical, pre-clinical and other studies and tests conducted by or on behalf of or sponsored by the Company that are described in the Pricing Disclosure Package and the Prospectus or the results of which are referred to in the Pricing Disclosure Package and the Prospectus, including, without limitation such studies and tests related to BENLYSTA®, were and, if still pending, are being conducted in accordance, in all material respects, with standard medical and scientific research procedures and all applicable federal, state, local and foreign laws, rules and regulations, including without limitation, those of the U.S. Food & Drug Administration (the “FDA”); the descriptions in the Pricing Disclosure Package and the Prospectus of the results of such studies and tests are accurate and complete in all material respects and fairly present the data derived from such studies and tests; except to the extent disclosed in the Pricing Disclosure Package and the Prospectus, the Company has operated and currently is in compliance in all material respects with all applicable rules, regulations and policies, including without limitation, those of the FDA and comparable drug regulatory agencies outside of the United States (collectively, the “Regulatory Authorities”); and except to the extent disclosed in the Pricing Disclosure Package and the Prospectus, the Company has not received any notices or other correspondence from the Regulatory Authorities or any other governmental agency requiring the termination, suspension, delay or modification of any clinical or pre-clinical study or test sponsored by the Company, that is described in the Pricing Disclosure Package and the Prospectus or the results of which are referred to in the Pricing Disclosure Package and the Prospectus.

(w) The Company and each of its subsidiaries carry, or are covered by, insurance in such amounts and covering such risks as is adequate for the conduct of their respective businesses and the value of their respective properties and as is customary for companies engaged in similar businesses in similar industries.
(x) The Company and its subsidiaries possesses adequate certificates, licenses, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct their business, as described in the Pricing Disclosure Package and Prospectus, and have not received any notice of proceedings relating to the revocation or modification of any such certificate, license, authority or permit that, if determined adversely to the Company or its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.
(y) Ernst & Young LLP, independent registered public accounting firm, which has audited the consolidated financial statements of the Company and its consolidated subsidiaries, and delivered their report with respect to audited consolidated financial statements included or incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus, is an independent registered public accounting firm as required by the Securities Act and the rules and regulations of the Commission thereunder.
(z) The Company and each of its subsidiaries maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company’s internal control over financial reporting is effective and the Company is not aware of any material weaknesses in its internal control over financial reporting. Since the date of the latest audited financial statements included or incorporated by reference in the Pricing Disclosure Package and the Prospectus, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.
(aa) The Company maintains a system of “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to the Company and its subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities; and such disclosure controls and procedures are effective to perform the functions for which they were established.

(bb) The Company or any of its subsidiaries is not in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, applicable to or having jurisdiction over the Company or such subsidiary or any of its properties, as applicable, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “environmental laws”), does not own or operate any real property contaminated with any substance that is subject to any environmental laws at levels or in quantities that could reasonably be expected to require remediation, is not liable for any off-site disposal or contamination pursuant to any environmental laws, and is not subject to any claim relating to any environmental laws, which violation, contamination, liability or claim, in each case, is expected, individually or in the aggregate, to have a Material Adverse Effect; and the Company is not aware of any pending investigation which might lead to such a claim.
(cc) Except as disclosed in the Pricing Disclosure Package and the Prospectus, the Company and its subsidiaries own or possess, or can acquire on reasonable terms, patents, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business as described in the Pricing Disclosure Package and the Prospectus. Except as disclosed in the Pricing Disclosure Package and the Prospectus, neither the Company nor any of its subsidiaries has received any notice of any claim by a third party against them alleging infringement of, interference with or any other conflict with asserted rights of others with respect to any Intellectual Property, which (if the subject of any unfavorable decision, ruling or finding), singly or in the aggregate, would result in a Material Adverse Effect.
(dd) At least three U.S. patents owned, assigned or licensed to the Company and at least 26 non-U.S. patents (including three European patents validated in 18, 20 and 24 countries respectively and a Eurasian patent validated in 9 countries) owned, assigned or licensed to the Company claim the composition, use or manufacture of BENLYSTA® (belimumab); two U.S. patents owned, assigned or licensed to the Company and no non-U.S. patents owned, assigned or licensed to the Company claim the composition, use or manufacture of raxibacumab; all such patents are being duly maintained by the Company or, to the best of the Company’s knowledge, its licensors and are in full force and effect. In addition, there are numerous other patent applications that claim the composition, use or manufacture of these products and they are being diligently prosecuted by the Company, or, to the best of the Company’s knowledge, its licensors.
(ee) Except as disclosed in the Pricing Disclosure Package and the Prospectus, the Company has good and marketable title to all material real properties and all other material properties and assets owned by it, in each case free from Liens that would materially affect the value thereof or materially interfere with the use made or to be made thereof by the Company; and except as disclosed in the Pricing Disclosure Package and the Prospectus, the Company holds any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or to be made thereof by it.

(ff) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002.
(gg) There are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or the Underwriter for a brokerage commission, finder’s fee or other like payment in connection with the offering and sale of the Securities.
(hh) Neither the Company nor, to the Company’s knowledge, any affiliate (within the meaning of Regulation M under the Securities Act) of the Company has taken, nor will the Company or any affiliate take, directly or indirectly, any action which is designed to or which has constituted or which would be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the offering and sale of the Securities, except that no representation or warranty is made with respect to, or in connection with, any action taken by or on behalf of, the Underwriter or any of its affiliates or any of their partners, members, directors, officers, employees or agents.
(ii) The Company is in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company would have any liability; the Company has not incurred and does not currently expect to incur material liability under (A) Title IV of ERISA with respect to the termination of, or withdrawal from, any “pension plan” or (B) Section 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); and each “pension plan” for which the Company would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.
(jj) The Company is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on The NASDAQ Stock Market LLC (the “Exchange”) and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the Exchange, nor has the Company received any notification that the Commission or the Exchange is contemplating terminating such registration or listing.
(kk) The Company has no debt securities rated by any “nationally recognized statistical rating organization”, as such term is defined in Section 3(a)(62) of the Exchange Act.

(ll) The Company has obtained and delivered to the Underwriter executed copies of an agreement from all persons listed in Schedule IV hereto, substantially to the effect set forth in Annex III hereof.
(mm) The Company and each of its subsidiaries have filed all federal, state, local and foreign tax returns required to be filed through the date of this Agreement or have requested extensions thereof (except where the failure to file would not, individually or in the aggregate, have a Material Adverse Effect) and have paid all taxes required to be paid thereon (except for cases in which the failure to file or pay would not have a Material Adverse Effect, or, except as currently being contested in good faith and for which reserves required by U.S. GAAP have been created in the financial statements of the Company), and no tax deficiency has been determined adversely to the Company or any of its subsidiaries which has had (nor does the Company nor any of its subsidiaries have any notice or knowledge of any tax deficiency which could reasonably be expected to be determined adversely to the Company or its subsidiaries and which could reasonably be expected to have) a Material Adverse Effect.
(nn) Neither the Company nor any of its subsidiaries or affiliates, nor any director, officer, or employee, nor, to the Company’s knowledge, any agent or representative of the Company or of any of its subsidiaries or affiliates, has taken any action in violation of law in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and the Company and its subsidiaries and affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.
(oo) The operations of the Company and its subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(pp) (i) Neither the Company nor any of its subsidiaries, nor any director, officer, or employee thereof, nor, to the Company’s knowledge, any agent, affiliate or representative of the Company or any of its subsidiaries, is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is:
(A) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union (“EU”), Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor
(B) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, Libya, North Korea, Sudan and Syria).
(ii) The Company will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:
(A) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or
(B) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).
(iii) For the past 5 years, the Company and its subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.
2. Subject to the terms and conditions herein set forth, (a) the Company agrees to issue and sell to the Underwriter, and the Underwriter agrees to purchase from the Company, the principal amount of Securities set forth opposite the name of the Underwriter in Schedule I hereto at a purchase price of 97.25% of the principal amount thereof, and (b) in the event and to the extent that the Underwriter shall exercise the election to purchase Optional Securities as provided below, the Company agrees to issue and sell to the Underwriter, and the Underwriter agrees to purchase from the Company, at the same purchase price set forth in clause (a) of this Section 2, that portion of the aggregate principal amount of the Optional Securities as to which such election shall have been exercised (to be adjusted by you so as to eliminate fractions of $1,000).
The Company hereby grants to the Underwriter the right to purchase at its election up to $64,500,000 in aggregate principal amount of Optional Securities, at the purchase price set forth in clause (a) of the first paragraph of this Section 2 for the sole purpose of covering sales of Securities in excess of the number of Firm Securities. Any such election to purchase Optional Securities may be exercised by written notice from you to the Company, given within a period of 30 calendar days after the First Time of Delivery (as defined in Section 4 hereof), setting forth the aggregate principal amount of Optional Securities to be purchased and the date on which such Optional Securities are to be delivered, as determined by you but in no event earlier than the First Time of Delivery (as defined in Section 4 hereof) or, unless you and the Company otherwise agree in writing, earlier than two or later than ten business days after the date of such notice.

3. The Underwriter proposes to offer the Securities for sale upon the terms and conditions set forth in the Pricing Disclosure Package and the Prospectus.
4. (a) The Securities to be purchased by the Underwriter hereunder will be represented by one or more definitive global Securities in book-entry form which will be deposited by or on behalf of the Company with The Depository Trust Company (“DTC”) or its designated custodian. The Company will deliver the Securities to and for the account of the Underwriter, against payment by or on behalf of the Underwriter of the purchase price therefor by wire transfer of Federal (same day) funds to the account specified by the Company to the Underwriter at least forty-eight hours in advance, by causing DTC to credit the Securities to the account of the Underwriter at DTC. The Company will cause the certificates representing the Securities to be made available to the Underwriter for checking and packaging at least twenty-four hours prior to the Time of Delivery (as defined below) with respect thereto at the office of DTC or its designated custodian (the “Designated Office”). The time and date of such delivery and payment shall be, with respect to the Firm Securities, 10:00 a.m., New York City time, on November 7, 2011, or such other time and date as the Underwriter and the Company may agree upon in writing, and, with respect to the Optional Securities, 10:00 a.m., New York City time, on the date specified by the Underwriter in the written notice given by the Underwriter of the Underwriter’s election to purchase such Optional Securities, or at such other time and date as the Underwriter and the Company may agree upon in writing. Such time and date for delivery of the Firm Securities is herein called the “First Time of Delivery”, any time and date for delivery of Optional Securities, if not the First Time of Delivery, is herein called the “Second Time of Delivery”, and each such time and date for delivery of Securities is herein called a “Time of Delivery”.
(b) The documents to be delivered at the Time of Delivery by or on behalf of the parties hereto pursuant to Section 8 hereof, including the cross-receipt for the Securities and any additional documents requested by the Underwriter pursuant to Section 8(j) hereof, will be delivered at the office of Simpson Thacher and Bartlett LLP, 425 Lexington Avenue, New York, New York, 10017 (the “Closing Location”), and the Securities will be delivered at the Designated Office, all at the Time of Delivery. A meeting will be held at the Closing Location at 3:00 p.m., New York City time, on the New York Business Day next preceding the Time of Delivery, at which meeting the final drafts of the documents to be delivered pursuant to the preceding sentence will be available for review by the parties hereto. For the purposes of this Section 4, “New York Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City are generally authorized or obligated by law or executive order to close.

5. The Company agrees with the Underwriter:
(a) To prepare the Prospectus in a form approved by you and to file such Prospectus pursuant to Rule 424(b) under the Securities Act not later than the Commission’s close of business on the second business day following the date of this Agreement or such earlier time as may be required under the Securities Act; to make no further amendment or any supplement to the Registration Statement, the Basic Prospectus, the Pricing Disclosure Package or the Prospectus prior to the last Time of Delivery which shall be disapproved by you promptly after reasonable notice thereof; to advise you, promptly after it receives notice thereof, of the time when any amendment to the Registration Statement has been filed or becomes effective or any amendment or supplement to the Prospectus has been filed and to furnish you with copies thereof; to prepare a final term sheet, containing solely a description of the Securities, in the form attached as Schedule III hereto and to file such term sheet pursuant to Rule 433(d) under the Securities Act within the time required by such Rule; to file promptly all other material required to be filed by the Company with the Commission pursuant to Rule 433(d) under the Securities Act; within the time required by such Rule, to file promptly all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Prospectus and for so long as the delivery of a prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Securities Act) is required in connection with the offering or sale of the Securities; to advise you, promptly after it receives notice thereof, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of any Preliminary Prospectus or other prospectus in respect of the Securities, of any notice of objection of the Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Securities Act, of the suspension of the qualification of the Securities or the shares of Common Stock issuable upon conversion of the Securities for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the Registration Statement or the Prospectus or for additional information; and, in the event of the issuance of any stop order or of any order preventing or suspending the use of any Preliminary Prospectus or other prospectus or suspending any such qualification, to promptly use its best efforts to obtain the withdrawal of such order; and in the event of any such issuance of a notice of objection, promptly to take such steps including, without limitation, amending the Registration Statement or filing a new registration statement, at its own expense, as may be necessary to permit offers and sales of the Securities by the Underwriter (references herein to the Registration Statement shall include any such amendment or new registration statement).
(b) Promptly from time to time to take such action as you may reasonably request to qualify the Securities and the shares of Common Stock issuable upon conversion of the Securities for offering and sale under the securities laws of such jurisdictions as you may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Securities, provided that in connection therewith the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction;

(c) If by the third anniversary (the “Renewal Deadline”) of the initial effective date of the Registration Statement, (i) any of the Securities remain unsold by the Underwriter and (ii) such Securities cannot be sold other than pursuant to an effective registration statement, upon at least 60 days (but not more than 120 days) prior written notice, (A) the Company will file, if it has not already done so and is eligible to do so, a new automatic shelf registration statement relating to the Securities and the shares of Common Stock initially issuable upon conversion of the Securities, in a form reasonably satisfactory to you and (B) if at the Renewal Deadline the Company is no longer eligible to file an automatic shelf registration statement, the Company will, if it has not already done so and is eligible to do so, file a new shelf registration statement relating to the Securities and the shares of Common Stock initially issuable upon conversion of the Securities, in a form reasonably satisfactory to you and will use its reasonable best efforts to cause such registration statement to be declared effective within 180 days after the later of (x) the Renewal Deadline and (y) the date of such notice. The Company will take all other action necessary or appropriate to permit the public offering and sale of the Securities and the shares of Common Stock initially issuable upon conversion of the Securities to continue as contemplated in the expired registration statement relating to the Securities and the shares of Common Stock initially issuable upon conversion of the Securities. References herein to the Registration Statement shall include such new automatic shelf registration statement or such new shelf registration statement, as the case may be.
(d) Prior to 10:00 a.m., New York City time, on the New York Business Day next succeeding the date of this Agreement and from time to time, to furnish the Underwriter with written and electronic copies of the Prospectus in New York City in such quantities as you may reasonably request, and, if the delivery of a prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Securities Act) is required at any time prior to the expiration of nine months after the time of issue of the Prospectus in connection with the offering and sale of the Securities and the shares of Common Stock issuable upon conversion of the Securities and if at such time any event shall have occurred as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Securities Act) is delivered, not misleading, or, if for any other reason it shall be necessary during such same period to amend or supplement the Prospectus or to file under the Exchange Act any document incorporated by reference in the Prospectus in order to comply with the Securities Act, the Exchange Act or the Trust Indenture Act, to notify you and upon your request to file such document and to prepare and furnish without charge to the Underwriter and to any dealer in securities as many written and electronic copies as you may from time to time reasonably request of an amended Prospectus or a supplement to the Prospectus which will correct such statement or omission or effect such compliance; and in case the Underwriter is required to deliver a prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Securities Act) in connection with sales of any of the Securities and the shares of Common Stock issuable upon conversion of the Securities at any time nine months or more after the time of issue of the Prospectus, upon your request but at the expense of the Underwriter, to prepare and deliver to the Underwriter as many written and electronic copies as you may request of an amended or supplemented Prospectus complying with Section 10(a)(3) of the Securities Act.
(e) To make generally available to its security holders as soon as practicable, but in any event not later than sixteen months after the effective date of the Registration Statement (as defined in Rule 158(c) under the Securities Act), an earnings statement of the Company and its subsidiaries (which need not be audited) complying with Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder (including, at the option of the Company, Rule 158).

(f) During the period beginning from the date hereof and continuing to and including the date 90 days after the date of the Prospectus, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose, except as provided hereunder, of any securities of the Company that are substantially similar to the Securities or Common Stock, including but not limited to any options or warrants to purchase shares of Common Stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, Common Stock or any such substantially similar securities (other than pursuant to employee stock option plans or employee stock purchase plans each existing on, or Common Stock issuable (at the conversion rates in effect on the date hereof) upon exchange for, or conversion of, convertible securities outstanding as of the date of this Agreement) without your prior written consent.
(g) Upon request of the Underwriter, to furnish, or cause to be furnished, to the Underwriter an electronic version of the Company’s trademarks, servicemarks and corporate logo for use on the website, if any, operated by the Underwriter for the purpose of facilitating the on-line offering of the Securities (the “License”); provided, however, that the License shall be used solely for the purpose described above, is granted without any fee and may not be assigned or transferred.
(h) To pay the required Commission filing fees relating to the Securities within the time required by Rule 456(b)(1) under the Securities Act without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) under the Securities Act;
(i) To use the net proceeds received by it from the sale of the Securities in the manner specified in the Pricing Disclosure Package under the caption “Use of Proceeds”.
(j) To reserve and keep available at all times, free of preemptive rights, shares of Common Stock for the purpose of enabling the Company to satisfy any obligation to issue shares of its Common Stock upon conversion of the Securities; and
6. (a) The Company represents and agrees that without the prior consent of the Underwriter, it has not made and will not make any offer relating to the Securities that would constitute a “free writing prospectus” as defined in Rule 405 under the Securities Act; the Underwriter represents and agrees that, without the prior consent of the Company, it has not made and will not make any offer relating to the Securities that would constitute a free writing prospectus; any such free writing prospectus the use of which has been consented to by the Company is listed on Schedule II(a) hereto.
(b) The Company has complied and will comply with the requirements of Rule 433 under the Securities Act applicable to any Issuer Free Writing Prospectus, including timely filing with the Commission or retention where required and legending.

(c) The Company agrees that if at any time following issuance of an Issuer Free Writing Prospectus any event occurred or occurs as a result of which such Issuer Free Writing Prospectus would conflict with the information in the Registration Statement, the Pricing Disclosure Package or the Prospectus or would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances then prevailing, not misleading, the Company will give prompt notice thereof to the Underwriter and, if requested by the Underwriter, will prepare and furnish without charge to the Underwriter an Issuer Free Writing Prospectus or other document which will correct such conflict, statement or omission; provided, however, that this covenant and agreement shall not apply to any statements or omissions in an Issuer Free Writing Prospectus made in reliance upon and in conformity with information furnished in writing to the Company by the Underwriter expressly for use therein.
7. The Company covenants and agrees with the Underwriter that the Company will pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the registration of the Securities and the shares of Common Stock issuable upon conversion of the Securities under the Securities Act and all other expenses in connection with the preparation, printing, reproduction and filing of the Registration Statement, the Basic Prospectus, any Preliminary Prospectus, any Issuer Free Writing Prospectus and the Prospectus and amendments and supplements thereto and the mailing and delivering of copies thereof to the Underwriter and dealers; (ii) the cost of printing or producing any Agreement among the Underwriters, this Agreement, the Indenture, the Blue Sky Memorandum, closing documents (including any compilations thereof) and any other documents in connection with the offering, purchase, sale and delivery of the Securities; (iii) all expenses in connection with the qualification of the Securities and the shares of Common Stock issuable upon conversion of the Securities for offering and sale under state securities laws as provided in Section 5(d) hereof, including the reasonable fees and disbursements of counsel for the Underwriter in connection with such qualification and in connection with the Blue Sky survey; (iv) the filing fees incident to, and the reasonable fees and disbursements of counsel for the Underwriter in connection with, any required review by FINRA of the terms of the sale of the Securities; (v) all fees and expenses in connection with listing the shares of Common Stock issuable upon conversion of the Securities on the Exchange; (vi) the cost of preparing the Securities; (vii) the fees and expenses of the Trustee and any agent of the Trustee and the fees and disbursements of counsel for the Trustee in connection with the Indenture and the Securities; and (viii) all other reasonable costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section. It is understood, however, that, except as provided in this Section, and Sections 9 and 12 hereof, the Underwriter will pay all of its own costs and expenses, including the fees of its counsel, transfer taxes on resale it may make of any of the Securities, and any advertising expenses connected with any offers it may make.

8. The obligations of the Underwriter hereunder, as to the Securities to be delivered at each Time of Delivery, shall be subject, in its discretion, to the condition that all representations and warranties and other statements of the Company herein are, at and as of such Time of Delivery, true and correct, the condition that the Company shall have performed all of its obligations hereunder theretofore to be performed, and the following additional conditions:
(a) The Prospectus shall have been filed with the Commission pursuant to Rule 424(b) under the Securities Act within the applicable time period prescribed for such filing by the rules and regulations under the Securities Act and in accordance with Section 5(a) hereof; the Final Term Sheet, and any other material required to be filed by the Company pursuant to Rule 433(d) under the Securities Act shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission and no notice of objection of the Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Securities Act shall have been received; no stop order suspending or preventing the use of the Prospectus or any Issuer Free Writing Prospectus shall have been initiated or threatened by the Commission; and all requests for additional information on the part of the Commission shall have been complied with to your reasonable satisfaction.
(b) Simpson Thacher & Bartlett LLP, counsel for the Underwriter, shall have furnished to you such written opinion or opinions, dated such Time of Delivery, with respect to such matters as the Underwriter may reasonably request, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters.
(c) (i) James H. Davis, the General Counsel of the Company, shall have furnished to you his written opinion and disclosure letter, each dated such Time of Delivery, in form and substance satisfactory to you, to the effect set forth in Annex I hereto, and (ii) DLA Piper LLP (US), counsel for the Company, shall have furnished to you their written opinion and disclosure letter, each dated such Time of Delivery, in form and substance satisfactory to you, to the effect set forth in Annex II hereto.
(d) On the date of the Prospectus at a time prior to the execution of this Agreement, at 9:55 a.m. (New York City time), on the effective date of any post effective amendment to the Registration Statement filed subsequent to the date of this Agreement and also at each Time of Delivery, Ernst & Young LLP shall have furnished to you a “comfort” letter or letters, dated the respective dates of delivery thereof, in form and substance satisfactory to you.
(e) (i) The Company shall not have sustained since the date of the latest audited financial statements included or incorporated by reference in the Pricing Disclosure Package any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Pricing Disclosure Package, and (ii) since the respective dates as of which information is given in the Pricing Disclosure Package there shall not have been any change in the capital stock or long-term debt of the Company or any change, or any development involving a prospective change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company, otherwise than as set forth or contemplated in the Pricing Disclosure Package, the effect of which, in any such case described in clause (i) or (ii), is in your judgment so material and adverse as to make it impracticable or inadvisable to proceed with the public offering or the delivery of the Securities on the terms and in the manner contemplated in the Pricing Disclosure Package and the Prospectus.

(f) On or after the Applicable Time there shall not have occurred any of the following: (i) a suspension or material limitation in trading in securities generally on the Exchange; (ii) a suspension or material limitation in trading in the Company’s securities on the Exchange; (iii) a general moratorium on commercial banking activities declared by either federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; (iv) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war; or (v) the occurrence of any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in clause (iv) or (v) in your judgment makes it impracticable or inadvisable to proceed with the public offering or the delivery of the Securities being delivered at such Time of Delivery on the terms and in the manner contemplated in the Pricing Disclosure Package and the Prospectus.
(g) The shares of Common Stock issuable upon conversion of the Securities shall have approved for listing, subject to notice of issuance, on the Exchange.
(h) The Company shall have complied with the provisions of Section 5(d) hereof with respect to the furnishing of prospectuses on the New York Business Day next succeeding the date of this Agreement.
(i) The Underwriter shall have received on the date of this Agreement, and also at each Time of Delivery, a certificate of the Chief Financial Officer and Chief Science Officer of the Company, substantially in the form of Annex IV hereto.
(j) The Company shall have furnished or caused to be furnished to you at such Time of Delivery certificates of officers of the Company satisfactory to you as to the accuracy of the representations and warranties of the Company herein at and as of such Time of Delivery, as to the performance by the Company of all of its obligations hereunder to be performed at or prior to such Time of Delivery, as to the matters set forth in subsections (a) and (e) of this Section and as to such other matters as you may reasonably request.
9. (a) The Company will indemnify and hold harmless the Underwriter against any losses, claims, damages or liabilities, joint or several, to which the Underwriter may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Basic Prospectus, any Preliminary Prospectus, the Pricing Disclosure Package or the Prospectus, or any amendment or supplement thereto, any Issuer Free Writing Prospectus or any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Securities Act, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Underwriter for any legal or other expenses reasonably incurred by the Underwriter in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, the Basic Prospectus, any Preliminary Prospectus, the Pricing Disclosure Package or the Prospectus, or any amendment or supplement thereto, or any Issuer Free Writing Prospectus, in reliance upon and in conformity with written information furnished to the Company by the Underwriter expressly for use therein.

(b) The Underwriter will indemnify and hold harmless the Company against any losses, claims, damages or liabilities to which the Company may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Basic Prospectus, any Preliminary Prospectus, the Pricing Disclosure Package or the Prospectus, or any amendment or supplement thereto, or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, the Basic Prospectus, any Preliminary Prospectus, the Pricing Disclosure Package or the Prospectus, or any amendment or supplement thereto, or any Issuer Free Writing Prospectus, in reliance upon and in conformity with written information furnished to the Company by the Underwriter expressly for use therein; and will reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such action or claim as such expenses are incurred.
(c) Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party (except to the extent that such failure to notify results in any material prejudice against the indemnifying party with respect to such action) otherwise than under subsection (a) or (b). In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include any statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d) If the indemnification provided for in this Section 9 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriter on the other from the offering of the Securities. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under subsection (c) above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Underwriter on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriter on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriter, in each case as set forth in the table on the cover page of the Prospectus. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or the Underwriter on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Underwriter agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d).The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), the Underwriter shall not be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which the Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
(e) The obligations of the Company under this Section 9 shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls the Underwriter within the meaning of the Securities Act, each agent of the Underwriter, and each broker-dealer affiliate of the Underwriter; and the obligations of the Underwriter under this Section 9 shall be in addition to any liability which the Underwriter may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the Company and to each person, if any, who controls the Company within the meaning of the Securities Act.

10. [Intentionally Omitted]
11. The respective indemnities, agreements, representations, warranties and other statements of the Company and the Underwriter, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of the Underwriter or any controlling person of the Underwriter, or the Company, or any officer or director or controlling person of the Company, and shall survive delivery of and payment for the Securities.
12. If for any reason any Securities are not delivered by or on behalf of the Company as provided herein, the Company will reimburse the Underwriter through you for all out-of-pocket expenses approved in writing by you, including fees and disbursements of counsel, reasonably incurred by the Underwriter in making preparations for the purchase, sale and delivery of the Securities not so delivered, but the Company shall then be under no further liability to the Underwriter except as provided in Sections 7 and 9 hereof.
13. All statements, requests, notices and agreements hereunder shall be in writing, and if to the Underwriter shall be delivered or sent by mail, telex or facsimile transmission to you as the Underwriter at Citigroup Global Markets Inc., at 388 Greenwich Street, New York, New York, 10013, Attention: General Counsel ((fax no.: (212) 816-7912) and confirmed to the General Counsel); and if to the Company shall be delivered or sent by mail, telex or facsimile transmission to the address of the Company set forth in the Registration Statement, Attention: Secretary. Any such statements, requests, notices or agreements shall take effect upon receipt thereof.
In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriter is required to obtain, verify and record information that identifies its clients, including the Company, which information may include the name and address of its clients, as well as other information that will allow the Underwriter to properly identify its clients.
14. This Agreement shall be binding upon, and inure solely to the benefit of, the Underwriter, the Company and, to the extent provided in Sections 9 and 11 hereof, the officers and directors of the Company and each person who controls the Company or the Underwriter, and its respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Securities from the Underwriter shall be deemed a successor or assign by reason merely of such purchase.
15. Time shall be of the essence of this Agreement. As used herein, the term “business day” shall mean any day when the Commission’s office in Washington, D.C. is open for business.

16. The Company acknowledges and agrees that (i) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the Underwriter, on the other, (ii) in connection therewith and with the process leading to such transaction the Underwriter is acting solely as a principal and not the agent or fiduciary of the Company, (iii) the Underwriter has not assumed an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether the Underwriter has advised or is currently advising the Company on other matters) or any other obligation to the Company except the obligations expressly set forth in this Agreement and (iv) the Company has consulted its own legal and financial advisors to the extent it deemed appropriate. The Company agrees that it will not claim that the Underwriter has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.
17. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Underwriter, with respect to the subject matter hereof.
18. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
19. The Company and the Underwriter hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
20. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument.

21. Notwithstanding anything herein to the contrary, the Company is authorized to disclose to any persons U.S. federal and state tax treatment and tax structure of the potential transaction and all materials of any kind (including tax opinions and other tax analyses) provided to the Company relating to that treatment and structure, without the Underwriter imposing any limitation of any kind. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, “tax structure” is limited to any facts that may be relevant to that treatment.” If the foregoing is in accordance with your understanding, please sign and return to us counterparts hereof, and upon the acceptance hereof by you, this letter and such acceptance hereof shall constitute a binding agreement between the Underwriter and the Company.

Very truly yours, HUMAN GENOME SCIENCES, INC.
By:	/s/ David P. Southwell
	Name:	David P. Southwell
	Title:	Executive Vice President and Chief Financial Officer

[Human Genome Sciences, Inc. Underwriting Agreement]

Accepted as of the date hereof:
CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Suvir Thadani
Name: Suvir Thadani
Title: Managing Director
[Human Genome Sciences, Inc. Underwriting Agreement]

SCHEDULE I

		Maximum
		Principal
		Amount of
	Principal	Securities to be
	Amount of	Purchased if
	Securities to be	Maximum
Underwriter	Purchased	Option Exercised

Citigroup Global Markets Inc.	430,000,000	494,500,000

Total	430,000,000	494,500,000

Sch I-1

SCHEDULE II
Issuer Free Writing Prospectuses:
(a) None;
(b) The Pricing Term Sheet substantially in the form attached as Schedule III hereto.
Sch II-1

SCHEDULE III
Filed pursuant to Rule 433 under the Securities Act of 1933
Issuer Free Writing Prospectus dated November 2, 2011
Relating to Preliminary Prospectus Supplement dated November 2, 2011
Registration Statement No. 333-162731
PRICING TERM SHEET
DATED NOVEMBER 2, 2011
HUMAN GENOME SCIENCES, INC.
3.00% CONVERTIBLE SENIOR NOTES DUE 2018
The information in this pricing term sheet relates only to the offering of the 3.00% Convertible Senior Notes due 2018 and supplements Human Genome Sciences, Inc.’s preliminary prospectus supplement, dated November 2, 2011, including the documents incorporated by reference therein, and the accompanying base prospectus dated October 29, 2009 (together, the “Preliminary Prospectus”), and supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus. In all other respects, this term sheet is qualified in its entirety by reference to the Preliminary Prospectus. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus. The Issuer has increased the offering of the notes to $430.0 million aggregate principal amount (or $494.5 million if the option to purchase additional notes is exercised in full). Corresponding changes will be made wherever applicable in the Preliminary Prospectus, including as discussed below.

Issuer:	Human Genome Sciences, Inc.
Exchange/Symbol for the Issuer’s Common Stock:	NASDAQ: HGSI
Title of Securities:	3.00% Convertible Senior Notes due 2018
Distribution:	Registered
Aggregate Principal Amount Offered:	$430.0 million ($494.5 million if the option to purchase additional notes is exercised in full)
Maturity Date:	November 15, 2018, unless earlier repurchased or converted
Interest Rate:	3.00% per year, accruing from November 7, 2011
Interest Payment Dates:	May 15 and November 15, beginning May 15, 2012
Last Sale Price:	$10.25 per share of the Issuer’s common stock on the NASDAQ on November 1, 2011
Conversion Premium:	30.0% above the Last Sale Price
Initial Conversion Rate:	75.0469 shares of the Issuer’s common stock per $1,000 principal amount of the notes
Initial Conversion Price:	Approximately $13.33 per share of the Issuer’s common stock
Sch III-1

Use of Proceeds:	The Issuer intends to use approximately $43.7 million of the net proceeds of the offering to fund the cost of the capped call transactions described below that the Issuer will enter into with one or more counterparties (the “hedge counterparties”) in connection with the pricing of the notes. If the underwriters exercise their option to purchase additional notes, the Issuer may use a portion of the net proceeds from the sale of such additional notes to fund the cost of entering into additional capped call transactions with the hedge counterparties.

The Issuer intends to use the remaining net proceeds from the offering for general corporate purposes, which may include repurchases of the Issuer’s outstanding 2012 Notes before their scheduled maturity date on August 15, 2012, or repayment of the 2012 Notes at maturity unless the 2012 Notes are converted into our common stock.
Capped Call Transaction:	In connection with the pricing of the notes, the Issuer will enter into capped call transactions with the hedge counterparties with respect to the number of shares of the Issuer’s common stock initially issuable upon conversion of the notes. If the underwriters exercise their option to purchase additional notes, the Issuer may enter into additional capped call transactions with the hedge counterparties with respect to the number of shares of our common stock initially issuable upon conversion of the additional notes. The capped call transactions will cover the number of shares of the Issuer’s common stock initially issuable upon conversion of the notes or additional notes, as applicable, with an initial strike price equal to the initial conversion price of the notes and with a cap price initially equal to $18.45, or approximately 180% of the Last Sale Price (in each case subject to certain anti-dilution adjustments).
Ranking:	Senior Unsecured
Pricing Date:	November 2, 2011
Trade Date:	November 2, 2011
Closing Date:	November 7, 2011
Settlement:	DTC
CUSIP:	444903AN8
ISIN:	US444903AN84
Underwriters:	Citigroup Global Markets Inc.
Adjustment to Conversion Rate Upon a Make-Whole Fundamental Change:	If a “make-whole fundamental change” (as defined in the Preliminary Prospectus) occurs, the Issuer will, under certain circumstances, increase the conversion rate for the notes. The following table sets forth the number of additional shares per $1,000 principal amount of notes by which the conversion rate shall be increased upon conversion in connection with a make-whole fundamental change:
Sch III-2

Effective	Stock Price
Date	$10.25	$11.00	$12.00	$15.00	$20.00	$25.00	$30.00	$35.00	$40.00	$50.00	$75.00
November 7, 2011	22.5141	19.7838	16.7163	10.8276	6.6736	4.9395	3.8899	3.1466	2.6008	1.8437	0.8675
November 15, 2012	22.5141	19.7916	16.5163	10.3650	6.0960	4.4602	3.5077	2.8422	2.3538	1.6749	0.7955
November 15, 2013	22.5141	19.8482	16.3623	9.8459	5.3685	3.9373	3.0845	2.5013	2.0734	1.4802	0.7092
November 15, 2014	22.5141	19.8355	16.1208	9.1766	4.6699	3.2967	2.5932	2.1125	1.7545	1.2580	0.6080
November 15, 2015	22.5141	19.7061	15.7142	8.3856	3.7522	2.5929	2.0504	1.6755	1.3956	1.0048	0.4901
November 15, 2016	22.5141	19.2830	14.9519	7.1926	2.6942	1.8208	1.4491	1.1876	0.9915	0.7174	0.3539
November 15, 2017	22.5141	18.2125	13.3819	5.2070	1.3765	0.9727	0.7778	0.6390	0.5348	0.3890	0.1947
November 15, 2018	22.5141	15.8622	8.2864	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
The exact stock price and effective date may not be set forth in the table above, in which case:
•
if the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year;

•
if the stock price is more than $75.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate; and

•
if the stock price is less than $10.25 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 97.5610 per $1,000 principal amount of notes, subject to adjustment in the same manner, at the same time and for the same events as the conversion rate as set forth under “Description of the notes—Conversion rights—Conversion Rate Adjustments” in the Preliminary Prospectus.
The Issuer’s obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

CAPITALIZATION
The “Capitalization” section on page S-25 of the Preliminary Prospectus is hereby replaced in its entirety with the “Capitalization” section set forth below, giving effect to the increased size of this offering to $430.0 million aggregate principal amount (or $494.5 if the option to purchase additional notes is exercised in full):
The following table sets forth our cash, cash equivalents and investments and our capitalization as of September 30, 2011:
•	on an actual basis;
Sch III-3

•	as adjusted to give effect to the payment at maturity of our outstanding 2 1/4% Convertible Subordinated Notes due 2011 on October 15, 2011; and

•
as further adjusted to give effect to the sale of $430.0 million aggregate principal amount of notes in this offering after deducting estimated offering expenses payable by us (assuming no exercise of the underwriters’ option to purchase additional notes) and the use of proceeds described in “Use of Proceeds.”

You should read this information in conjunction with our financial statements and other financial information that are included or incorporated by reference in the Preliminary Prospectus.

	As of September 30, 2011
	Actual	As Adjusted	As Further Adjusted
	(Unaudited)
	(In thousands, except for share and per share data)

Cash, cash equivalents and investments
Cash and cash equivalents	$37,660	$37,660	$411,604
Marketable securities	502,137	422,908	422,908
Marketable securities, non-current	—	—	—
Restricted Investments	79,921	79,921	79,921

Total cash, cash equivalents and investments	$619,718	$540,489	$914,433

Capitalization

Debt:
2 1/4% Convertible Subordinated Notes due 2011(1)	$78,346	$—	$—
2 1/4% Convertible Subordinated Notes due 2012(1)	194,456	194,456	194,456
3.00% Convertible Senior Notes due 2018 offered hereby(3)	—	—	314,209
BioMed lease financing	251,744	251,744	251,744

Total debt	$524,546	$446,200	$760,409

Stockholders’ equity:
Common stock—$.01 par value per share; shares authorized—400,000,000; shares issued and outstanding—198,664,617(2)	$1,987	$1,987	$1,987
Additional paid-in capital (3) (4)	3,161,193	3,161,193	3,233,253
Accumulated other comprehensive income	5,598	5,598	5,598
Accumulated deficit	(2,719,981)	(2,719,981)	(2,719,981)

Total stockholders’ equity	448,797	448,797	520,857

Total Capitalization	$973,343	$894,997	$1,281,266

(1)
In October 2004, we issued $280.0 million aggregate principal amount of our 2011 Notes of which $78.3 million in aggregate principal amount remained outstanding as of September 30, 2011, and in August 2005, we issued $230.0 million aggregate principal amount of our 2012 Notes of which $206.7 million in aggregate principal amount remained outstanding as of September 30, 2011. Pursuant to ASC 470-20, these notes are recorded at a discount offset by the amount of the discount being reflected as additional paid-in capital. The discount is amortized over the term of the notes.

(2)	The number of shares shown as issued and outstanding in the table above excludes:
•
an aggregate of approximately 5,039,430 shares and 11,624,827 shares of our common stock issuable upon conversion of our outstanding 2011 Notes and 2012 Notes, respectively, at an applicable conversion price of approximately $15.55 and $17.78 per share, respectively;

•
an aggregate of approximately 32,270,167 shares (or 37,110,692 shares if the underwriters exercise their option to purchase additional notes in full) of our common stock issuable upon conversion of the notes offered hereby at an applicable conversion price of approximately $13.33 per share;

Sch III-4

•	25,938,193 shares of our common stock issuable upon the exercise of options outstanding as of September 30, 2011, having a weighted-average exercise price of $16.40 per share;

•	376,809 shares of our common stock issuable upon the vesting of restricted stock unit awards outstanding as of September 30, 2011; and

•
an aggregate of 5,701,431 and 596,625 shares of our common stock reserved as of September 30, 2011 under our Amended and Restated Stock Incentive Plan and our Employee Stock Purchase Plan, respectively.

(3)
Amounts shown below reflect the application of ASC 470-20, which requires issuers to separately account for the liability and equity components of convertible debt instruments that may settle in cash (such as the notes and our existing convertible notes). In accordance with ASC 470-20, we estimate that $430.0 million aggregate principal amount of the notes will be recognized as follows (in thousands):

Liability component
Principal	$430,000
Less: debt discount	(115,791)

Net carrying amount	$314,209

Equity component	$115,791

The equity component associated with the notes is reflected in the capitalization table as an increase to additional paid-in capital, as further adjusted.

(4)
Additional paid-in capital, as further adjusted, has also been reduced by $43.7 million, representing the cost of the capped call transactions entered into in connection with the pricing of the notes. No impact for deferred taxes is recorded due to our full valuation allowance position for tax.

The Issuer has filed a registration statement (including the preliminary prospectus supplement dated November 2, 2011 and an accompanying prospectus dated October 29, 2009) with the SEC, for the offering to which this communication relates. Before you invest, you should read the relevant preliminary prospectus supplement, the accompanying prospectus and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, copies may be obtained from offices of Citigroup Global Markets Inc. at Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, telephone number (800) 831-9146 or email at batprospectusdept@citi.com.
This communication should be read in conjunction with the preliminary prospectus supplement dated November 2, 2011 and the accompanying prospectus dated October 29, 2009. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent inconsistent with the information in such preliminary prospectus supplement and the accompanying prospectus.
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.
Sch III-5

SCHEDULE IV
[All Executive Officers and Directors]
H. Thomas Watkins
Susan D. Bateson
James H. Davis, Ph.D., J.D.
Barry A. Labinger
Curran M. Simpson
David P. Southwell
David C. Stump, M.D.
Craig C. Parker
Richard J. Danzig
Allan Baxter, Ph.D.
Colin Goddard, Ph.D.
Maxine Gowen, Ph.D.
Tuan Ha-Ngoc
A. N. “Jerry” Karabelas, Ph.D.
John L. LaMattina, Ph.D.
Augustine Lawlor
George J. Morrow
Gregory Norden
Robert C. Young, M.D.
Sch IV-1